Exhibit 10.2
Second Amended and Restated Expense Limitation Agreement

This Amended and Restated Expense Limitation Agreement (the “Agreement”) is entered into this 23rd day of August 2022, by and between Prospect Sustainable Income Fund, Inc. (the “Fund”) and Prospect Capital Management L.P. (the “Adviser”).

WHEREAS, the Fund is an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser serves as the Fund’s investment advisor pursuant to that certain Investment Advisory Agreement, dated as of April 20, 2021 (the “Investment Advisory Agreement”);

WHEREAS, the Adviser and the Fund entered into an expense limitation agreement on April 20, 2021 that was amended on July 7, 2021;

WHEREAS, the Adviser may waive a portion or all of the investment advisory fees that it is entitled to receive pursuant to the Investment Advisory Agreement in order to limit the Fund’s Operating Expenses (as defined below) to an annual rate, expressed as a percentage of the Fund’s average quarterly net assets, equal to 8.00% (the “Annual Limit”);

WHEREAS, the Adviser wishes to extend the time where it will be required to waive its fee as necessary in order to limit the Fund’s Operating Expenses (as defined below) to the Annual Limit; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interest of the Fund for the Fund to reimburse the Adviser for any previously waived investment advisory fees in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

In the event that the current Operating Expenses of the Fund, as accrued each quarter, exceed the Annual Limit (the amount of such excess, the “Excess Amount”), the Advisor will, commencing on April 20, 2021 and through December 31, 2022, waive the investment advisory fees to which it is entitled pursuant to the Investment Advisory Agreement (an “Excess Amount Waiver”), up to the Excess Amount. For fiscal quarters commencing after December 31, 2022, in the event that an Excess Amount exists, the Advisor may, at its option and in its sole discretion on a quarterly basis, waive advisory fees to which it is entitled pursuant to the Investment Advisory Agreement so that there is an Excess Amount Waiver, in any amount up to the Excess Amount.

For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including but not limited to the Advisor’s base management fees detailed in Section 3(a) the Investment Advisory Agreement, any and all costs and expenses that qualify as line item

Exhibit 10.2
“operating” expenses in the financial statements of the Fund as the same are filed with the U.S. Securities and Exchange Commission and other expenses described in the Investment Advisory Agreement, but does not include any portfolio transaction or other investment-related costs (including brokerage commissions, dealer and underwriter spreads, prime broker fees and expenses and dividend expenses related to short sales), interest expenses and other financing costs, extraordinary expenses and acquired fund fees and expenses. Upfront shareholder transaction expenses (such as sales commissions, dealer manager fees, and similar items) are not Operating Expenses.

Any Excess Amount Waiver made by the Adviser is subject to repayment (a “Reimbursement”) by the Fund within three years of the date on which the Excess Amount Waiver was made by the Adviser. If this Agreement is terminated or expires pursuant to its terms, the Adviser shall maintain its right to repayment for any Excess Amount Waiver it has made under this Agreement, subject to the Repayment Limitations.

Any Reimbursement shall be made solely in the event that that the Fund has sufficient excess cash on hand at the time of any proposed Reimbursement and shall be limited to the lesser of (i) the excess of the Annual Limit applicable to such quarter over the Fund’s actual Operating Expenses for such quarter and (ii) the amount of Reimbursement which, when added to the Fund’s expenses for such quarter, permits the Fund to pay the then-current aggregate quarterly distribution to its shareholders, at a minimum annualized rate of at least 6.00% (based on the gross offering prices of Fund shares) (the “Distribution”) from the sum of (x) the Fund’s net investment income (loss) for such quarter plus (y) the Fund’s net realized gains (losses) for such quarter (collectively, the “Repayment Limitations”). For the purposes of the calculations pursuant to (i) and (ii) of the preceding sentence, any Reimbursement will be treated as an expense of the Fund for such quarter, without regard to the GAAP treatment of such expense. In the event that the Fund is unable to make a full payment of any Reimbursements due for any applicable quarter because the Fund does not have sufficient excess cash on hand, any such unpaid amount shall become a payable of the Fund for accounting purposes and shall be paid when the Fund has sufficient excess cash on hand (subject to the Repayment Limitations); provided, that in the case of any Reimbursements, such payment shall be made no later than the date that is three years after the date on which the applicable Excess Amount Waiver was made by the Adviser.

This Agreement shall be effective as of the date hereof, and continue until the first month end following the one-year anniversary thereof (the “Initial Term”). Following the Initial Term of this Agreement, the Adviser may elect, in its sole and absolute discretion, to offer to continue this Agreement for successive annual periods. Any such continuance must be approved by a majority of the Board of Directors of the Fund (the “Board”), including a majority of the directors that are not “interested persons” of the Fund, as such term is defined under the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty and without notice, by the Fund. This Agreement may be terminated by the Adviser upon written notice to the Fund. This Agreement will automatically terminate if (i) the Fund provides the Adviser with notice of the Fund’s intent to terminate the Investment Advisory Agreement, and such termination of this Agreement will be effective upon the date that the Adviser receives such notice or (ii) the Investment Advisory Agreement is terminated for any reason.

Exhibit 10.2
Miscellaneous

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter two, as applicable, shall control. Further, nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Articles of Incorporation or Bylaws, as each may be amended or restated from time to time, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

(b)If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(d)This Agreement may only be amended in writing, and by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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Exhibit 10.2
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PROSPECT SUSTAINABLE INCOME FUND, INC.

By: /s/ M. Grier Eliasek_______________
Name: M. Grier Eliasek
Title: Chief Executive Officer & President

PROSPECT CAPITAL MANAGEMENT L.P.

By: /s/ John F. Barry III_______________
Name: John F. Barry III
Title: Managing Member